Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-258938, No. 333-266876 and No. 333-281585) of Movano Inc. (the “Company”), of our report dated April 9, 2025, except for the effects of the October 10, 2025 reverse stock split discussed in Note 2, as to which the date is December 19, 2025, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Current Report on Form 8-K.

/s/ Baker Tilly US, LLP

San Francisco, California

December 19, 2025